Exhibit 99.1

NOCERA, INC.

Nocera Announces 1-for-30 Reverse Stock Split

1-for-30 Reverse Split Advances Nocera Holdings’ Diversified Technology Strategy

Common Stock to Begin Trading on a Split-Adjusted Basis on July 7, 2026; Ticker Symbol Remains “NCRA”

TAIPEI, Taiwan, July 2, 2026 (GLOBE NEWSWIRE) -- Nocera, Inc. (Nasdaq: NCRA) (“Nocera” or the “Company”), announced today that it will effect a reverse stock split of its issued and outstanding shares of common stock, par value $0.001 per share, at a ratio of 1-for-30 (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 4:30 p.m. Eastern Time on July 6, 2026, and the Company’s common stock will begin trading on a split-adjusted basis when the market opens on July 7, 2026. The Company’s common stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NCRA.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split will be 655186609.

What this means for stockholders: every 30 shares of common stock a stockholder holds will be combined into one share of common stock. A stockholder’s proportionate ownership interest in the Company and relative voting rights will remain substantially unchanged as a result of the Reverse Stock Split, other than for immaterial adjustments resulting from the treatment of fractional shares described below. Stockholders who hold their shares in book-entry or brokerage (“street name”) accounts are not required to take any action to receive their post-split shares.

Immediately prior to the effectiveness of the Reverse Stock Split, the Company had 46,495,187 shares of common stock issued and outstanding, which will be reduced to approximately 1,549,956 shares following the Reverse Stock Split (subject to adjustment for cash-in-lieu payments for fractional shares, as described below).

At an annual meeting of stockholders held on January 12, 2026, the Company’s stockholders approved Proposal No. 4, authorizing an amendment to the Company’s Articles of Incorporation to effect a reverse stock split at a ratio of not less than 1-for-5 and not greater than 1-for-100, with the exact ratio and timing to be determined by the Board of Directors (the “Board”) in its discretion. The proposal was approved. On June 25, 2026, the Board selected the 1-for-30 ratio, which is within the stockholder-approved range.

When the Reverse Stock Split becomes effective, every 30 shares of the Company’s issued and outstanding common stock will automatically be combined into one share of common stock, without any change in the par value per share. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, each holder of common stock who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split will receive a cash payment equal to such fractional share interest multiplied by the closing sale price of the Company’s common stock on Nasdaq on the last trading day preceding the effective date of the Reverse Stock Split.

In addition, (i) a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock, (ii) a proportionate adjustment will also be made in the number of shares of common stock issuable upon the vesting of restricted stock units, and (iii) the number of shares reserved for issuance pursuant to the Company’s equity incentive plans will also be reduced proportionately. Cash will be paid in lieu of any fractional shares resulting from such adjustments.

The Reverse Stock Split is intended to increase the per share trading price of the Company’s common stock in order to satisfy the minimum bid price requirement for continued listing on The Nasdaq Capital Market, to broaden the Company’s appeal to institutional and other investors, and to support the Company’s previously announced transformation into Nocera Holdings, a diversified technology-focused holding company pursuing opportunities across artificial intelligence, AI infrastructure, data centers, robotics, biotech, blockchain and digital assets. The Company believes that a higher per share price and continued Nasdaq listing will enhance its capital markets profile and the effectiveness of its common stock as consideration in the strategic acquisitions, partnerships and investments that are central to its previously announced holding company strategy, including its previously announced minority equity investment in CampaignPulse.ai and the venture platform established with Digital Innovations Group. Consistent with that strategy, the Company continues to evaluate additional acquisitions, strategic investments and partnerships that complement its evolving holding company structure.

1

Mountain Share Transfer (the “Exchange Agent”), the Company’s transfer agent, will act as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders of record will be receiving information from the Exchange Agent about the process for exchanging their pre-split shares for post-split shares. Holders entitled to a cash-in-lieu payment for fractional shares will receive such payment from the Exchange Agent.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors contained in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Public Relations / Media & Institutional Communication

Phoenix MGMT & Consulting Group

PR@PhoenixMGMTConsulting.com

888-228-0122

Shareholder Inquiries

Hanover International

ka@hanoverintlinc.com

InvestorWire Service Contact:

IBN

Austin, Texas

www.InvestorBrandNetwork.com

512.354.7000 Office

Editor@InvestorBrandNetwork.com

###

2